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                                                                    EXHIBIT 99.1

        TECUMSEH PRODUCTS COMPANY PROVIDES UPDATE ON SITUATION IN BRAZIL

TECUMSEH, Mich., March 21, 2007--Tecumseh Products Company (Nasdaq: TECUA, TECUB) (the "Company") announced today that it has initiated an appeal of a Brazilian court's decision, entered on March 15, 2007, denying its request to impose financial restructuring terms for the Company's Brazilian engine manufacturing subsidiary, TMT Motoco, on two of TMT Motoco's lenders. TMT Motoco and a majority of its lenders had previously signed an out-of-court restructuring agreement extending payment dates for TMT Motoco's debt on the same terms sought to be imposed on the two dissenting lenders in the court action.

In conjunction with its ruling, the Brazilian court lifted a stay that had previously prevented one of the dissenting banks from pursuing collection proceedings. The court also implemented sweep procedures for TMT Motoco's bank accounts. These actions had the effect of accelerating TMT Motoco's debt to the dissenting bank, which totals approximately $18 million, making it all now due and payable and enabling the bank to pursue its remedies for collection under Brazilian law. Pending its appeal of the Brazilian court's decision, TMT Motoco has placed its plant on vacation furlough. As a result of these developments, TMT Motoco may be forced to file for protection under Brazilian bankruptcy law.

These events may enable the Company's domestic lenders to accelerate repayment of their debt unless they agree to waive the defaults or enter into curative amendments to the Company's first and second lien credit agreements. Tecumseh is engaged in discussions with these lenders and has received no indication that they intend to accelerate or that they will not agree to any requested consents, waivers, or amendments, but there can be no assurance that the Company will reach an agreement or as to what the terms of any such agreement may be.

Tecumseh's management is assessing what impact the developments at TMT Motoco may have on its other businesses, including its Brazilian compressor manufacturing subsidiary, Tecumseh do Brasil Ltda ("TdB"). The Company's management is working to protect these other businesses from any adverse effects of the events at TMT Motoco to the greatest extent possible. In that regard, the Company noted that it expects to meet all existing commitments to its customers in North America as it currently has six weeks of inventory en route from Brazil and it also has inventory available in its warehouses in Juarez, Mexico and Dunlap, Tennessee.

BACKGROUND INFORMATION
As previously disclosed, TMT Motoco has its own financing arrangements with Brazilian banks pursuant to which it is required to pay principal installments of various amounts through 2009. Historically, TMT Motoco has experienced negative cash flows from operations, indicating that it may not have sufficient liquidity to make all required debt repayments as currently scheduled. On November 21, 2006, TMT Motoco lenders representing more than 60% of the outstanding amounts borrowed executed an out-of-court restructuring agreement whereby scheduled maturities were deferred for eighteen months, with subsequent amortization over the following eighteen months.

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Two banks representing less than 40% of the outstanding amounts borrowed did not participate in the out-of-court restructuring agreement, so TMT Motoco initiated a court proceeding under a Brazilian statute to impose the terms of the restructuring on those two banks. Meanwhile, TMT Motoco continued negotiations with one of the two banks, and that bank rolled over principal installments that otherwise would have come due. TMT Motoco ceased making further payments to the other dissenting bank effective November 15, 2006, and that bank started legal action to collect its debt. The Brazilian court stayed the bank's collection activities while the court considered TMT Motoco's action to impose the terms of the restructuring on the dissenting banks.

In its appeal of the Brazilian court's March 15 ruling, the Company will seek a stay of the lower court's actions and continue its efforts to bind the dissenting banks to the terms of the out-of-court restructuring agreement.

CAUTIONARY STATEMENT RELATING TO FORWARD-LOOKING STATEMENTS
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to the safe harbor provisions created by that Act. In addition, forward-looking statements may be made orally in the future by or on behalf of the Company. Forward-looking statements can be identified by the use of terms such as "expects", "should", "may", "believes", "anticipates", "will", and other future tense and forward-looking terminology.

Readers are cautioned that actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, i) changes in business conditions and the economy in general in both foreign and domestic markets; ii) the effect of terrorist activity and armed conflict; iii) weather conditions affecting demand for air conditioners, lawn and garden products, portable power generators and snow throwers; iv) the success of our ongoing effort to bring costs in line with projected production levels and product mix; v) financial market changes, including fluctuations in interest rates and foreign currency exchange rates; vi) economic trend factors such as housing starts; vii) emerging governmental regulations; viii) availability and cost of materials, particularly commodities, including steel, copper and aluminum, whose cost can be subject to significant variation; ix) actions of competitors; x) the ultimate cost of resolving environmental and legal matters; xi) our ability to profitably develop, manufacture and sell both new and existing products; xii) the extent of any business disruption that may result from the restructuring and realignment of our manufacturing operations or system implementations, the ultimate cost of those initiatives and the amount of savings actually realized; xiii) the extent of any business disruption caused by work stoppages initiated by organized labor unions; xiv) the ability of the Company to maintain adequate liquidity in total and within each foreign operation; xv) potential political and economic adversities that could adversely affect anticipated sales and production in Brazil; xvi) potential political and economic adversities that could adversely affect anticipated sales and production in India, including potential military conflict with neighboring countries; xvii) our ability to reduce a substantial amount of costs in the Engine & Power Train group associated with excess capacity; xviii) the

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ongoing financial health of major customers; and xix) the continuing willingness of our domestic and foreign lenders to cooperate with us in modifying covenants and repayment terms as required to accommodate changes in our business. These forward-looking statements are made only as of the date of this report, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS:  Roy Winnick or Michael Freitag, Kekst and Company, 1-212-521-4800.

Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Internet web site at http://www.tecumseh.com.